Exhibit 99.1

Solera Holdings, Inc. Reports First Quarter Fiscal Year 2011 Results

First Quarter Revenue of $158.9 Million, Up 5.4% on a GAAP Basis and Up 10.5% on a Constant Currency Basis; GAAP Diluted Net Income Attributable to Solera Holdings, Inc. Per Common Share of $0.41, up 41.4%; Adjusted Net Income per Diluted Common Share of $0.58, up 16.0%; Company Raises Guidance for Fiscal Year 2011; Company Announces Quarterly Dividend

DALLAS, Nov. 3/PRNewswire-FirstCall/—Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the first quarter of fiscal year 2011.

Results for the First Quarter Ended September 30, 2010:

GAAP Results

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Revenue for the first quarter was $158.9 million, a 5.4% increase over the prior year first quarter revenue of $150.8 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the first quarter of fiscal year 2011 increased by approximately 10.5% over the prior year first quarter revenue;

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GAAP net income attributable to Solera Holdings, Inc. for the first quarter was $29.1million, a 45.7% increase over the prior year first quarter GAAP net income attributable to Solera Holdings, Inc. of $20.0 million;

•

Diluted net income attributable to Solera Holdings, Inc. per share for the first quarter was $0.41, a 41.4% increase over the prior year first quarter diluted net income attributable to Solera Holdings, Inc. per share of $0.29.

“I am pleased to report a good start to our fiscal 2011. On a constant currency basis, our first quarter growth came in at 10.5%—above the high end of our total revenue growth range of 7%—9%,” said Tony Aquila, founder, chairman and CEO of Solera Holdings, Inc. “Although not all of our countries have entered a recovery phase, this marks the third consecutive quarter of accelerating top-line growth rates and increased profitability.”

Non-GAAP Results

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Adjusted EBITDA for the first quarter was $69.7 million, a 12.1% increase over the prior year first quarter Adjusted EBITDA of $62.2 million. After adjusting for FX Changes, Adjusted EBITDA for the first quarter of fiscal year 2011 increased by approximately 19.3% over the prior year first quarter Adjusted EBITDA;

•	Adjusted Net Income for the first quarter was $40.9 million, an 18.4% increase over the prior year first quarter Adjusted Net Income of $34.5 million;

•	Adjusted Net Income per diluted share for the first quarter was $0.58, a 16.0% increase over the prior year first quarter Adjusted Net Income per diluted share of $0.50.

In the first quarter of fiscal year 2011, we announced the creation of the Highly Established Market Initiatives (“HEMI”) Region through the alignment our operations in the United States, Canada and the Netherlands. As a result, our Netherlands operations, which have historically been included in our EMEA reportable segment, are now included in our Americas reportable segment. The financial information presented below reflects the inclusion of the Netherlands in Americas for all periods.

Business Statistics

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EMEA revenues were $89.9 million for the first quarter, representing a 6.6% increase over the prior year period. After adjusting for FX Changes, EMEA revenues for the first quarter increased 15.2%, over the prior year period;

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Americas revenues were $69.0 million for the first quarter, representing a 3.9% increase over the prior year period. After adjusting for FX Changes, Americas revenues for the first quarter increased 4.6% over the prior year period;

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Revenues from insurance company customers were $64.1 million for the first quarter, representing a 7.3% increase over the prior year period. After adjusting for FX Changes, revenues from insurance company customers for the first quarter increased 11.3% over the prior year period;

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Revenues from collision repair facility customers were $55.7 million for the first quarter, representing a 3.3% increase over the prior year period. After adjusting for FX Changes, revenues from collision repair facility customers for the first quarter increased 8.8% over the prior year period;

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Revenues from independent assessors were $16.6 million for the first quarter, representing a 10.6% increase over the prior year period. After adjusting for FX Changes, revenues from independent assessors for the first quarter increased 20.8% over the prior year period;

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Revenues from automotive recycling, salvage and other customers were $22.5 million for the first quarter, representing a 1.7% increase over the prior year period. After adjusting for FX Changes, revenues from automotive recycling, salvage and other customers for the first quarter increased 5.8% over the prior year period.

Fiscal Year 2011 Outlook:

Our updated outlook for our full fiscal year ending June 30, 2011 is as follows:

	Previous Fiscal Year 2011 Outlook	Current Fiscal Year 2011 Outlook
Revenues	$640 million—$648 million	$666 million—$672 million
Net Income	$94 million—$100 million	$104 million—$110 million
Adjusted EBITDA	$269 million—$275 million	$283 million—$288 million
Adjusted Net Income	$152 million—$156 million	$162 million—$166 million
Adjusted Net Income per diluted share	$2.15—$2.22	$2.27—$2.33

The fiscal year 2011 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, and an assumed 28% tax rate to calculate Adjusted Net Income.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years, and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2010:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2009	1.43	1.64
Quarter ended December 31, 2009	1.48	1.63
Quarter ended March 31, 2010	1.39	1.56
Quarter ended June 30, 2010	1.28	1.49
Quarter ended September 30, 2010	1.29	1.55

During the three months ended September 30, 2010 as compared to the three months ended September 30, 2009, the U.S. dollar strengthened against most major foreign currencies we use to transact our business. The average U.S. dollar strengthened versus the Euro by 9.7% and the Pound Sterling by 5.6%, which decreased our revenues and expenses for the three months ended September 30, 2010. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in a $6.2 million decrease or increase, as the case may be, to our revenues during the three months ended September 30, 2010.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Quarterly Dividend:

The Audit Committee of our Board of Directors has approved the payment of a quarterly cash dividend of $0.075 per outstanding share of common stock and per outstanding restricted stock unit. The Audit Committee has also approved a quarterly stock dividend equivalent of $0.075 per outstanding restricted stock unit granted to certain of our executive officers during fiscal year 2011 in lieu of the cash dividend, which dividend equivalent will be paid to the restricted stock unit holders as the restricted stock unit vests. The dividends are payable on December 3, 2010 to stockholders and restricted stock unit holders of record at the close of business on November 17, 2010.

Earnings Conference Call:

We will host our first quarter ended September 30, 2010 earnings call today at 5:00 p.m. (Eastern Time)—November 3, 2010. The conference call will be webcast live on the Internet and can be accessed by visiting: www.solerainc.com. A replay will be available on the Solera website until midnight on November 17, 2010. A live audio broadcast of the call will be accessible to the public by calling (800) 299-7098 or for international callers, (617) 801-9715; please enter the following access code when prompted: 13307276. Callers should dial in approximately ten minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until midnight on November 17, 2010. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 33247777.

SOLERA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2010	2009
Revenues	$158,908	$150,769
Cost of revenues:
Operating expenses	31,141	32,970
Systems development and programming costs	15,512	16,170

Total cost of revenues (excluding depreciation and amortization)	46,653	49,140
Selling, general and administrative expenses	41,826	38,815
Depreciation and amortization	19,552	21,635
Restructuring charges, asset impairments, and other costs of exit or disposal activities	2,490	1,729
Acquisition and related costs	1,203	1,614
Interest expense	7,319	8,764
Other (income) expense, net	(675)	414

	118,368	122,111

Income before income tax provision	40,540	28,658
Income tax provision	8,602	6,531

Net income	31,938	22,127
Less: Net income attributable to noncontrolling interests	2,814	2,144

Net income attributable to Solera Holdings, Inc.	$29,124	$19,983

Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.41	$0.29

Diluted	$0.41	$0.29

Dividends paid per share	$0.08	$0.06

Weighted average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	69,985	69,291

Diluted	70,273	69,358

Non-GAAP Financial Measures:

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (vi) other (income) expense, net and (vii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED EBITDA

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2010	2009
Net income attributable to Solera Holdings, Inc.	$29,124	$19,983
Add: Income tax provision	8,602	6,531

Net income attributable to Solera Holdings, Inc. before income tax provision	37,726	26,514
Add: Depreciation and amortization	19,552	21,635
Add: Restructuring charges, asset impairments and other costs of exit or disposal activities	2,490	1,729
Add: Acquisition and related costs	1,203	1,614
Add: Interest expense	7,319	8,764
Add: Other (income) expense, net	(675)	414
Add: Stock-based compensation expense	2,069	1,488

Adjusted EBITDA	$69,684	$62,158

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (v) other (income) expense, excluding interest income and (vi) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. We assume a 28% tax rate as an approximation of our long-term effective corporate tax rate, which includes certain benefits from net operating loss carryforwards, tax deductible goodwill and amortization, and a low tax-rate jurisdiction for a certain corporate holding company. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED NET INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2010	2009
Net income attributable to Solera Holdings, Inc.	$29,124	$19,983
Add: Income tax provision	8,602	6,531

Net income attributable to Solera Holdings, Inc. before income tax provision	37,726	26,514
Add: Amortization of acquisition-related intangibles	13,516	15,771
Add: Restructuring charges, asset impairments and other costs of exit or disposal activities	2,490	1,729
Add: Acquisition and related costs	1,203	1,614
Add: Other (income) expense, not including interest income	(191)	852
Add: Stock-based compensation expense	2,069	1,488

Adjusted Net Income before income tax provision	56,813	47,968
Less: Assumed provision for income taxes at 28%	(15,908)	(13,431)

Adjusted Net Income	$40,905	$34,537

Adjusted Net Income per share:
Basic	$0.58	$0.50

Diluted	$0.58	$0.50

Weighted average shares used in the calculation of GAAP Net Income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	69,985	69,291

Diluted	70,273	69,358

SOLERA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2010 AND JUNE 30, 2010

(In thousands, except per share amounts)

(Unaudited)

	September 30,	June 30,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$284,434	$240,522
Short-term investments	18,010	—
Accounts receivable, net	113,579	99,682
Other receivables	13,446	12,989
Other current assets	21,751	20,713
Deferred income tax assets	3,007	4,059

Total current assets	454,227	377,965
Property and equipment, net	56,661	53,255
Goodwill	693,909	635,709
Intangible assets, net	281,519	275,492
Other noncurrent assets	11,663	12,065
Noncurrent deferred income tax assets	2,198	2,167

Total assets	$1,500,177	$1,356,653

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,898	$25,420
Accrued expenses and other current liabilities	110,056	103,921
Income taxes payable	9,367	7,041
Deferred income tax liabilities	1,326	1,673
Current portion of long-term debt	5,813	5,442

Total current liabilities	157,460	143,497
Long-term debt	572,934	538,018
Other noncurrent liabilities	32,960	34,140
Noncurrent deferred income tax liabilities	35,211	33,752

Total liabilities	798,565	749,407
Redeemable noncontrolling interests	106,887	94,431
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common Shares, $0.01 par value, 150,000 shares authorized; 70,192 shares and 70,017 shares issued and outstanding, as of September 30, 2010 and June 30, 2010, respectively	550,476	545,048
Retained earnings	46,389	22,550
Accumulated other comprehensive loss	(9,972)	(60,583)

Total Solera Holdings, Inc. stockholders’ equity	586,893	507,015
Noncontrolling interests	7,832	5,800

Total stockholder’s equity	594,725	512,815

Total liabilities and stockholders’ equity	$1,500,177	$1,356,653

SOLERA HOLDINGS, INC.

SELECTED STATEMENTS OF CASH FLOWS INFORMATION

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 and 2009

(In thousands)

(Unaudited)

	Three months ended September 30,
	2010	2009
Net cash provided by operating activities	$46,952	$30,396
Net cash used in investing activities	(18,933)	(8,194)
Net cash used in financing activities	(3,872)	(7,117)
Effect of foreign currency exchange rate changes on cash and cash equivalents	19,765	8,268

Net change in cash and cash equivalents	43,912	23,353
Cash and cash equivalents, beginning of period	240,522	223,420

Cash and cash equivalents, end of period	$284,434	$246,773

Supplemental cash flow information:
Cash paid for interest	$8,578	$8,419
Cash paid for income taxes	$7,564	$12,865
Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$2,192	$3,143

About Solera:

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:

This press release contains forward-looking statements, including statements about our expectations regarding our prospects and business outlook for fiscal year 2011, our expectations regarding changes in foreign currency exchange rates, and statements about dividends, historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality and other factors; risks associated with the uncertainty in and volatility of global economic conditions; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate our acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; effects of changes in or violations by us or our customers of government regulations; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility; risks associated with operating in multiple countries; our ability to obtain additional financing as necessary to support our operations; our ability to pay dividends in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; our reliance on third-party information for our software and services; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K for the Year Ended June 30, 2010. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.

Kamal Hamid, Investor Relations of Solera Holdings, Inc.,

+1-858-946-1676,

kamal.hamid@solerainc.com